Exhibit 10.6

ENGLISH TRANSLATION – EXECUTED DOCUMENT IS IN SPANISH

SIMPLE CREDIT AGREEMENT ENTERED INTO BY AND AMONG, BANCO NACIONAL DE MEXICO, S.A., MEMBER OF GRUPO FINANCIERO BANAMEX, HEREINAFTER REFERRED TO AS "BANAMEX" REPRESENTED BY MESSRS. SOLEDAD GARCIA TREJO AND FRANCISCO BUSTAMANTE URQUIJO, PARTY OF THE FIRST PART; THE COMPANY BURLINGTON MORELOS, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, HEREINAFTER REFERRED TO AS THE "CLIENT", PARTY OF THE SECOND PART; THE COMPANIES PARRAS CONE DE MEXICO, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, MANUFACTURA PARRAS CONE, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, BURLINGTON YECAPIXTLA, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, SERVICIOS BURLMEX, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, CONE DENIM YECAPIXTLA, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS AND CASIMIRES BURLMEX, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, HEREINAFTER, JOINTLY OR SEPARATELY REFERRED TO AS THE "SURETY", PARTY OF THE THIRD PART; THE COMPANY PARRAS CONE DE MEXICO, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, HEREINAFTER REFERRED TO AS THE " MORTGAGE GUARANTOR ON INDUSTRIAL UNIT”, PARTY OF THE FOURTH PART; ALSO APPEARING ON THEIR OWN RIGHT MESSRS. JOSÉ MANUEL GONZÁLEZ LAGUNAS AND JUAN ELADIO BAÑUELOS HERNANDEZ, HEREINAFTER THE "DEPOSITARY", PARTY OF THE FIFTH PART; AND THE COMPANY BURLINGTON YECAPIXTLA, S.A. DE C.V. REPRESENTED BY ITS ATTORNEY IN FACT, MR. JOSÉ MANUEL GONZÁLEZ LAGUNAS, HEREINAFTER REFERRED TO AS THE " MORTGAGE GUARANTOR", PARTY OF THE SIXTH PART, IN ACCORDANCE WITH THE FOLLOWING:

REPRESENTATIONS:

I. BANAMEX represents that:

a) It is a credit institution organized and existing under the laws of the United Mexican States and fully empowered to enter into this Agreement and to assume and discharge the obligations set out herein.
b) Its representatives have sufficient capacity and authority to execute this agreement on its behalf.

II. The CLIENT represents that:

a) It is a corporation organized and existing under the applicable laws of the United Mexican States and has the ability to execute this agreement.

b) Its representatives have sufficient authority to contract on its behalf.

c) There is no suit or proceeding whatsoever, nor even where it has knowledge, threat thereof, against it or that may materially affect its properties.

d) All documents and information it provided to BANAMEX for the analysis and study to grant the financing is true and correctly reflects its current situation.

e) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, projects, or its ability to meet its obligations hereunder.

f) That it has requested a credit from BANAMEX in the terms hereof and that it enteres into this agreement on its own behalf.

g) The financial resources arising herefrom shall be used for a lawful purpose.

III. The SURETY represents that:

a) It is a corporation organized and existing under the applicable laws of the United Mexican States and has the ability to execute this agreement.

b) Its representatives have sufficient authority to contract on its behalf.

c) There is no suit or proceeding whatsoever, nor even where it has knowledge, threat thereof, against it or that may materially affect its properties.

d) All documents and information it provided to BANAMEX for the analysis and study to grant the financing is true and correctly reflects its current situation.

e) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, projects, or its ability to meet its obligations hereunder.

IV. The MORTGAGE GUARANTOR ON INDUSTRIAL UNIT represents that:

a) It is a corporation organized and existing under the laws of the United Mexican States and fully empowered under its corporate purpose to enter into this agreement and to assume and discharge the obligations set out herein.

b) Its representative has sufficient capacity and authority to execute this agreement on its behalf.

c) That it entered into a Irrevocable Guarantee Trust Agreement No. F-675, through which shares of its capital stock and the property where it is located were transmitted to the Guarantee Trust, as described in the background section and that it is up to date in the payment of any fees and taxes related thereto.

d) There is no suit or proceeding whatsoever, nor even where it has knowledge, threat thereof, against it or that may materially affect its properties.

e) All documents and information it provided to BANAMEX for the analysis and study to grant the financing is true and correctly reflects its current situation.

f) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, projects, or its ability to meet its obligations hereunder.

V. The DEPOSITORY represents that:

a) He/she is an individual with full authority to enter into this Agreement and to assume and discharge the obligations set out herein.

b) All documents and information it provided to BANAMEX for the analysis and study to grant the financing is true and correctly reflects its current situation.
c) He/she shall appear in its capacity as Depository under the terms and conditions hereof.

[IV.] The MORTGAGE GUARANTOR represents that:

a) It is the rightful owner of the assets described in the background section, that do not report any levy or any domain constraint, and that they (are) up to date in the payment of any fees and taxes relating to the same.

b) It has legal capacity and sufficient authority grant a mortgage gurarantee on the building(s) indicated in the background section hereof.

c) There is no suit or proceeding whatsoever, nor even where it has knowledge, threat thereof, against it or that may materially affect the mortgage guarantee.

d) All documents and information it provided to Banamex for the analysis and study to grant the financing is true and correctly reflects its current situation.

e) No event or condition on or before the date hereof has occurred having or as far as it knows, may have a material adverse change in its business, assets, liabilities, financial condition or of any other nature, licenses, operation, projects, or its ability to meet its obligations hereunder.

By virtue of the foregoing, the parties agree to the following:

C L A U S E S:

FIRST.- DEFINITION OF TERMS. The terms defined hereinafter, without need to be between quotation marks, shall have the following meanings, which shall be equally applicable in singular and in plural:

“Total Assets” shall mean all assets with respect to one person as determined pursuant to the US GAAP; excluding the following: (i) patents and requests for the same, trademarks and trade names, copyrights, franchises and deferred charges; (ii) organizational, experimental, research and development expenses and other similar intangible lines; (iii) all sums segregated for the purpose of redeeming shares of capital stock; and (iv) reserves for depreciation, obsolescence and/or redemption of assets recorded in its books, as well as any reserves it is required to establish pursuant to US GAAP.

"Indebtedness" shall mean, any debts for monies taken as a loan (including inter-company loan) or for the deferring of payment of the price of any goods or services, with respect to which said person may be liable or directly or contingently guarantees its payment, whether as obligee, guarantor or in any other way, including for these purposes financial leases in accordance to US GAAP.

"Financial Indebtedness" shall mean any Indebtedness that accrues interests.

"Business Day" shall mean any day in which the offices of credit institutions must be opened to the public for the performance of banking transactions in the Federal District, Mexico, in terms of the calendar currently published by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) in the Official Gazette of the Federation, without considering for said purpose the self-service store branches and those located in corporate enterprises (SEC).

"Business Day in Mexico and New York" shall mean any Business Day, in which additionally, banks are not authorized to close in the city of New York, New York, United States of America.

"Dollars" shall mean the legal currency in the United States of America.

"Net Financial Expenses" shall mean the result of subtracting (i) the interests accrued by the Financial Indebtedness during the relevant calculation period, minus (ii) the interests accrued by provisions made during the calculation period.

"Taxes", shall mean all tax contributions, impositions or liens, including without limitation, surcharges, sanctions, enforcement expenses and indemnities or any other accessories thereto, in terms of the current or future applicable tax provisions and those derived from this agreement.

"Total Liabilities" shall mean all obligations registered on the relevant calculation date and determined pursuant to US GAAP, including without limitation, liabilities that are consequence of the discount of negotiable instruments, contingent liabilities that are the consequence of obligations to its expense on behalf of third parties and the reserves set forth for purposes of employees’ and workers’ severance, payment of taxes, bonds, other similar reserves and rents payable pursuant to any financial lease agreement.

"CCP Rate" shall mean the last Catching Cost of Liabilities Subject to Term, determined in pesos national currency, to the expense of multiple banking institutions in the country (CCP), stated in percentages per annum, as published in the Official Gazette of the Federation that the Bank of Mexico estimates to be representative of the date on which each of the interest periods or relevant arrears initiate, in the terms referred to in the clause "Interest Payments" hereof.

"CETES Rate" shall mean the last annual investment yield rate for the primary placement of Certificados de la Tesorería de la Federación (Mexican Federation’s Treasury Certificates; CETES) for a 28 day period, if the periods of interest are of 28 days or monthly, or at the closest rate thereto if the interest periods are quarterly or semestrial, that would have been determined by the Central Bank of Mexico as of the commencement date of each interest period or the relevant arrears, in the terms referred to in the clause "Payment of Interests" hereof.

"Libor Rate" shall mean the average yearly interest rate that appears in the page named LIBOR01 Page, (USD) column ("LIBOR01 Page"), of the THOMSON REUTERS BBA LIBOR RATES U.S. Domestic Money Service, which are published in said page by the British Bankers Association through the THOMSON REUTERS monitors systems, such as the applicable rates in U.S. dollars for the relevant interest period or calculation period and which are offered in the London inter-bank market, by the different banks offering said quotes at the closing of operations (11:00 A.M. London time), 2 (two) business days in London before the commencement of the corresponding interest or calculation period. The foregoing in the understanding that it shall be deemed a Business Day provided deposit transactions of U.S. dollars in the London inter-bank market are made. In the understanding that if no such transactions exist in the London Inter-bank market take place because it is not a Business Day, then the rates of the immediately preceding Business Day will be used.

"TIIE Rate" shall mean, with respect to every ordinary interest period, the average of the inter-banking interest equilibrium rates at 28-day periods if the interest periods are of 28 days or monthly, (in the understanding that if no quotations were made at the corresponding period pursuant to the foregoing then quotations shall be considered at the nearest period), determined and published by the Bank of Mexico in the Official Gazette of the Federation, during the relevant interest period based on the quotations filed by credit institutions in the country. With respect to each period of arrears interest, the last inter-banking interest equilibrium rate at a 28-day period or that which may replace it pursuant to the foregoing, published in or before the commencement of said interest period.

"US GAAP" shall mean  the accounting principles in effect generally accepted in the United States of America.

"Transaction Profit" shall mean, at the end of each calculation period, the result of subtracting (a) all the sales, either in full or in installments, minus (b) the sum of (i) discounts made over said sales, (ii) sales costs, (iii) sales expenses, (iv) administration expenses, and (v) depreciation and redemption expenses of said person.

SECOND.- OPENING OF THE CREDIT. BANAMEX shall grant and make available to the CLIENTE a credit for up to the amount of $20´000,000.00 (TWENTY MILLION DOLLARS 00/100 CURRENCY OF THE UNITED STATES OF AMERICA), in the understanding that the amount of said credit does not include interests, expenses, fees or any other sums that must be covered by the CLIENT pursuant to this agreement.

The CLIENT shall destine the amounts he disposes of from the credit referred to herein for the payment of liabilities to GE Capital Corporation for $6´594,827.29 (SIX MILLION FIVE HUNDRED NINETY FOUR THOUSAND EIGHT HUNDRED TWENTY SEVEN DOLLARS 29/100 CURRENCY OF THE UNITED STATES OF AMERICA) and the amount of $13´405,172.71 (THIRTEEN MILLION FOUR HUNDRED FIVE THOUSAND ONE HUNDRED SEVENTY TWO DOLLARS 71/100 CURRENCY OF THE UNITED STATES OF AMERICA) for the flow repatriation for the headquarters.

The CLIENT, within the 10 (ten) Business Days following the dispositions(s) of the credit amount, shall prove to the satisfaction of BANAMEX the correct destination of the credit.

THIRD.- DISPOSITION OF THE CREDIT. The CLIENT may make use of the credit through one or more dispositions, exclusively during a term that shall not exceed 180 days since the execution date hereof, provided however, that the day he intends to make use of the credit, is a Business Day in Mexico and in New York, and the following requirements have been met:

a)
That the CLIENT has notified BANAMEX by telephone informing the amount and the date on which he/she wishes to dispose of the credit. In the event that BANAMEX accepts to perform the disposition, it shall inform the CLIENT by telephone: (i) the date of the disposition, (ii) the applicable interest rate, (iii) the form of payment for principal and interest.

b)	That the CLIENT delivers to BANAMEX the original of the document referred to in the clause "Proving Documents".
c)	That the amounts disposed of do not exceed the credit amount.
d)
That the facts declared in this agreement, continue without material adverse change as of the date of the disposition; and/or no cause of advanced expiration or event that by the elapse of time may constitute a cause of advances expiration has occurred.

e)
That the preventive notices have been filed before the Public Registry of Property and the respective lien certificates or freedom of lien certificates issued by said Registry are kept, where the only appearing liens may be those made by Parras Cone de México, S.A. de C.V. in favor of the trust described in representation IV c) and free of liens for the real estate owned by Burlington Yacapixtla, S.A. de C.V.

f)
The company International Textile Group (ITG) shall confirm and prove that the group through a written communication has reached an agreement with its creditors with respect to refinancing its entire debt, being such term equal or more than the term hereof, without there being receivables which are past due.

The CLIENT may not request the cancellation of a disposition once it is requested in terms of this clause. In the event that for any reason not imputable to BANAMEX the disposition does not take place, the CLIENT shall indemnify BANAMEX for any loss or expense in which BANAMEX may incur.

BANAMEX shall deposit the amounts to be disposed of, in the checking account in dollars number 3208515 that the CLIENT has opened in branch number 0023 of BANAMEX.

FOURTH.- PROVING DOCUMENTS. For purpose of documenting the disposition of the credit, the CLIENT shall execute and deliver to BANAMEX a promissory note, which shall set forth:
a)	As principal, the amount of disposition of the credit.
b)	As payment dates for principal and interests, the corresponding ones, pursuant to the provisions in "Payment of Principals" and "Payment of Interests" hereof.
c)	As execution date, that in which the disposition of the credit is made in the terms and forms that are satisfactory to BANAMEX.

The CLIENT recognizes that the execution and delivery of the promissory note that documents the disposition of the credit, does not constitute payment, novation or modification or extinction of the obligation that the CLIENT assumes before BANAMEX in this agreement.

The promissory note referred to in this clause, as well as the accounting records and/ or account statements and/or the slips and  documents issued by BANAMEX, with respect to credits and debits that BANAMEX executes in the corresponding checking account, will have probatory value in any procedure derived from this agreement.

FIFTH.-PAYMENT OF THE PRINCIPAL. The CLIENT will pay BANAMEX without need of requirement, notice, protest or notification of any kind, the entirety of the credit disposed of, precisely in the dates established as expiration dates for principal, in the promissory note pursuant to the “Proving Documents” Clause and which are described in Exhibit __ herein, provided that these may not exceed a 60 month period following the date in which the disposition of the credit takes place.

SIXTH. PAYMENT OF INTERESTS. The CLIENT is obligated to pay BANAMEX, since the date the disposition of the credit is made and until its expiration, ordinary interest over the principal unpaid sum of the credit as follows: (i) the annual rate and (ii) the periods and dates of payment that are provided in the document that evidences the disposition of the credit with respect to the Proving Documents” Clause.

In case of arrears in the timely and entire payment of the amounts owed to BANAMEX pursuant to this agreement, the unpaid amount (except for ordinary interest) will accrue arrears interest since the next day of its expiration date and until the day such amount is fully paid, including this, an annual rate equivalent to :

a.
For the amounts that must be paid in dollars, the Libor rate times 3 (three). The latter, provided that : (i) if the result of multiplying the Libor rate times 3 (three) is higher than adding 30 (thirty) points to the Libor rate, in such case the annual rate of arrears interest will be the result of adding the points set forth herein to the Libor rate; and (ii) if the result of multiplying the Libor rate times 3 (three±) is lower than adding 15 (fifteen) points to the Libor rate, in such case the annual arrears rate  will be the result of adding the Libor rate in the mentioned cases.

In case that the “LIBOR01 Page” ceases to be published by Thomson Reuters, a new substitute rate will used by taking the arithmetic average of the banks that appear on the “Libo” average line, (The terms that do not appear on this page will be calculated by linear interpolation) of the domestic US money that is transmitted in the system monitors of Thomson Reuters, by the different banks that offer such valuations at the close of operations ( at 11:00 AM London time.)

b.
For the amounts that must be paid in pesos, the TIIE rate multiplied by (2) two . The latter provided that: (i) if the result of multiplying the TIIE rate by (2) two is higher than adding 100 (one hundred) points to the TIIE, in the case that the annual arrears rate will be  the result of adding the TIIE in the points here mentioned; and (ii) (if the result of multiplying the TIIE rate by two(2) is lower than adding 20 ( twenty) points to the TIIE rate, in such case the arrears rate will be the result of adding the TIIE in the mentioned cases.

The arrears interest rate will be payable immediately, without detriment that BANAMEX anticipates the expiry of the given term to pay the credit, in which case, after the anticipated expiry date, the arrears interest rate will be added to the overall debt.

All ordinary and arrears interest foreseen in this agreement will be calculated taken as reference a year of 360 ( three hundred and sixty ) days and taking into account the actual days that fell under the arrears interest category.

SEVENTH. COMMISSIONS: The CLIENT will pay BANAMEX, a commission for opening the credit, equivalent to 1.00 % of the total amount of the credit plus the Value Added Tax. The latter must be paid when the credit is available.

EIGHTH. TAXES : All of the amounts that the CLIENT must pay BANAMX, with respect to this agreement, will be paid without any reduction or retention and paid free of any tax. The CLIENT will pay all taxes and costs related to this subject, to ensure that BANAMEX obtains whole amounts.

If any authority requires that BANAMEX pays any tax in connection with the owed amounts by the CLIENT pursuant to this agreement, BANAMEX will therefore notify the CLIENT and hand to him the related information in which the CLIENT will be obligated to pay in terms established therein such tax and hand to BANAMEX the original receipts or any other documents that prove payment was done within 5 days after such tax is payable.

The CLIENT will reimburse BANAMEX immediately any amount that BANAMEX incurs with respect to taxes over the owed amounts by the CLIENT to BANAMEX pursuant to this agreement or any other cost derived from any claim related to taxes.

In case any payable amount by the CLIENT to BANAMEX with respect to this agreement, has an applicable Value Added Tax , the CLIENT will pay to BANAMEX the total amount and add corresponding the Value Added Tax.

The CLIENT will keep BANAMEX safe and at peace with respect to any procedure related to taxes that nay derive from the present agreement; and the obligations of the client foreseen in this clause will subsist even after the termination of this agreement.

NINTH.- ADVANCE PAYMENT. THE CLIENT may pay the credit in advance totally or partially, provided: (i) that it is requested to Banamex with at least 5 (five) Business Days of anticipation, (ii) they do not have any debts in relation with previous payments and with the established in the agreement, (iii) the amount of the advanced payment is equal or bigger than a redemption and (iv) that it pays to Banamex the loss, that in any event, the latter may have incurred in because of the advanced payment of the credit (hereinafter “Premium for Advance Payment”).

BANAMEX will notify the CLIENT the amount of the Premium of Advance Payment, that will be determined by BANAMEX by the utilization of the following formula:

Breakup Cost = MAX [0, Unpaid Balance * (Fund Rate [0] – Funding Rate [P]) * Remaining Period / 360 *Discount Factor].

Where:
Breakup Cost	Premium of Advance Payment
Unpaid Balance	Unpaid Capital on the advance payment date
Fund Rate[0]:	Fund rate on the date of commencent of the credit/ for a variable rate: fund rate in the last re-pricing or interest payment.
Funding Rate[P]:	Fond rate to the remaining period on the advance payment date.
Remaining Period	Credit Expiration date – advance payment date (in days)/ for variable rate: cutoff date of the next coupon – prepayment date.
Discount Factor:	Multiple used to discount the value of future flow in its actual value.

TENTH.- PAYMENT APPLICATION. All the amounts that are paid to BANAMEX pursuant to this agreement, will be applied by BANAMEX in the following order:
a)	The payment of all taxes;
b)	The payment of all costs and expenses BANAMEX may have incurred;
c)	Commission payments;
d)	Payment of arrears interests;
e)	Payment of ordinary interests;
f)
The payment of the unpaid balance of the credit, on the understanding that if many amortization of the credit exist it will be applied to the payment of such amortizations on an inverse order to the expiration date.

g)	The advanced payment of the ordinary interests; and
h)	The advanced payment of the unpaid balance.

ELEVENTH.- DATE AND PLACE OF PAYMENT. All of the amounts BANAMEX in indebted , will be paid in accordance with the following:

a) When the amount to be paid is set in Dollars, the payments must be made before 1:00 Pm (New York City time), by bank deposit to the account 10991186 of BANAMEX, opened under Citibank N.A. in the branch located on Park Avenue, New York, United States of America, which is recognized by the parties as the place of payment. The payments referred herein must be made, precisely in the day of the expiration date in accordance to what is established in this agreement, or the next Business Day (in Mexico and New York), without any additional cost in case the expiration date expires on a day that is not a Business Day in Mexico and New York. When a payment is due to be made cannot be on the same numerical date of that established, such payment must be made in the last Business Day in Mexico and New York of the corresponding month and the means of payment will be by deposit on the account No. 3208515 branch 0023 opened with BANAMEX. To such effect the CLIENT expresses, authorizes and instructs BANAMEX to charge on such account or, in any of the other accounts that the CLIENT has in BANAMEX all the amounts payable in accordance with this agreement, and apply them to the credit payment, on the expiration date. This authorization does not liberate the CLIENT of his payment obligation in the place set in this clause , until BANAMEX receives the entirety of the amounts indebted to them and has the character of irrevocable as long as the unpaid balance exist. For avoidandace of doubt, it is hereby acknoledge that he foregoing in no event sjhall be construed as a duplicated payment obligation for the CLIENT hereunder.

b) When the amount to be paid is set in pesos, the payments must be made before 14:00 hours (hour of the City of Mexico), immediately deposit in the domicile of BANAMEX’s branch 0023 which is hreby recognized as payment place. Not withstanding the foregoing, the CLIENT shall be able to pay in any branch of BANAMEX locatged in the United Mexican States, without considering those self service branches or that are located withon corproate offices.

The payments referred herein must be made, precisely in the day of the expiration date in accordance to what is established in this agreement, or the next Business Day (in Mexico and New York), without any additional cost in case the expiration date expires on a day that is not a Business Day in Mexico and New York. When a payment is due to be made cannot be on the same numerical date of that established, such payment must be made in the last Business Day in Mexico and New York of the corresponding month.

The parties agree that BANAMEX might modify the place or the form of pay referred herein, provided that the CLIENT is notified by writing , with at least 10 (ten) Business Days of anticipation of the payment date that is due, waiving in this act to the right of receiving any kind of remuneration or indemnification by BANAMEX for such concept.

The parties agree that the CLIENT might consult all of the movements of the credit granted in this agreement, through the account statement referred in the clause “Credit Disposition”.

TWELFTH.- COMPENSATION :BANAMEX is expressly and irrevocably entitled by the CLIENT to, without the need of notification or previous requirement, compensate against the expired  and unpaid amounts of the credit, all of the liquid debts and required that exist to the charge of BANAMEX and in favor of the CLIENT.

Once the compensation is executed, BANAMEX will notify the CLIENT that it has done the same, in the understanding that if such notification is not delivered it will not affect the validity of the compensation.

THIRTEENTH.- SPECIAL OBLIGATIONS. Until all debts are paid under this agreement the CLIENT shall:
a)	Deliver to BANAMEX:
i.
Within the 90 (ninety) following days at the end of each quarter of the fiscal year, his consolidated financial statements, including, without limitation, the balance and results statements for that quarter and for the period initiated at the end of the immediate fiscal year and ending at the closure of such quarter, elaborated in accordance with US GAAP and certified by the main financial officer of the CLIENT.

ii.
Within the 180 (one hundred eighty) following days at the end of each of the fiscal years, his consolidated annual financial statements (including an analytic relation of the main balance entry) elaborated in accordance with US GAAP and duly audited by the independent auditor acceptable to Banamex; in the understanding that, in the event that the CLIENT is not obligated in accordance with the fiscal provisions applicable to audit his financial statements, then, the annual financial statements that will be delivered to Banamex must be certified and signed by the main financial officer of the CLIENT or in any event by the CEO.

iii.
Within the 10 (ten) following Business Days counting since the acknowledgment, notification of any event that constitutes or that with the passing of time may constitute a cause of anticipated termination, along with a certification issued by the main financial officer of the CLIENT containing details of such event, as well as measures proposed to adopt with respect to the same.

iv.
Within the 10 (ten) business days since the CLIENT is served or notified, of any action or material procedure instituted against them or any of his businesses, operations or goods, along with a certification issued by the main financial officer of the Client describing the nature of such action or procedure and the measures it might take in this regard.

v.	within the term reasonably designated by BANAMEX for every case, but never more that 30 (thirty) calendar days, , any material and reasonable information that is reasonably requested by BANAMEX.

b)	Maintain in force all authorizations, licenses and concessions required in the ordinary course of business and to fulfill its obligations.
c)	Abstain from doing or permitting any important change in the line or the nature of its business, considering the nature of its business to the date of this agreement.
d)	Maintain books and other accounting records adequate to show its financial condition and the result of its operations, made in accordance to the US GAAP.
e)
Allow the people that BANAMEX designates to inspect the facilities and/or accounting records, to take notes and make transcriptions of the same and perform valuations of its assets during working days and hours, with at least two days prior nottice form BANAMEX to the CLIENT.

f)
Maintain at all times a Short Term Indebtedness Coverage Index that cannot be less than 1.25 (one point twenty five), in the understanding that Short Term Indebtedness Coverage Index for each quarter of each fiscal year, the result of dividing with annualized information (i) the sum of the Operation Profit plus the depreciation andamortization , between (ii) the sum of the Financial Net Expenses plus the circulating portion of the long term debt.

g)
Maintain at all times a Total Debt Coverage Index that cannot be greater than 3.5 (three point five) for the year 2011 and the year 2012 and not more than 3.9 (three point zero) for the remaining term of the credit, in the understanding that Total Debt Coverage Index for each quarter of each fiscal year  the result of dividing with aannualized information, (i) the Financial Debt, by (ii) the sum of operating profit plus depreciation and amortization.

h)
Maintain at all times an Interest Coverage Index of no less than 3.5 (three point five), where Interest Coverage Index shall mean, for every quarter of every fiscal year, the result of dividing, with accumulated information, (i) the sum of the Transaction Profit plus the depreciation and amortization for each calculation period, between (ii) the sum of the Net Financial Expenses.

i)
Maintain at all times a Liquidity Index of no less than 1.2 (one point two), where Liquidity Index shall mean, for every quarter of every fiscal year, the result of dividing (i) circulating assets between (ii) circulating liabilities, at the close of each calculation period. The foregoing in the understanding that this shall include all assets and all liabilities that pursuant to US GAAP should be considered circulating.

j)
Maintain at all times a Leverage Index no greater than 2.0 (two) for 2011, and adjusting 0.20 for each of the following years, that is no greater than 1.80 (one point eight zero) for 2012, no more than 1.60 (one point sixty) for 2013, no more than 1.40 (one point forty) for 2014, no greater than 1.20 (one point two zero) for 2015 and no greater than 1.0 (one) for 2016 where Leverage Index shall mean, in connection with every quarter of every fiscal year, the result of dividing the Total Liabilities between the stockholders’ equity, where stockholders’ equity shall be the sum by which the Total Assets exceed the Total Liabilities.

k)
Abstain from performing, during any fiscal year, investments in fixed assets for an aggregate total amount equivalent to 1.00% (one percent) over annual consolidated sales, and/or making any investments in fixed assets while any cause of advanced expiration has occurred, or may occur as a consequence of such an investment. For purposes of the foregoing, investments in fixed assets shall mean any investments made in: facilities, machinery, equipments, or  any other fixed assets, as well as in the capital stock or assets of any other company; including renewals, improvements, replacements and leases over fixed assets which must be capitalized pursuant to US GAAP, but excluding the repairs that are necessary for their operation.

l)
Consider and comply with the ecologic order, preservation, restoration and improvement of the environment, as well as the protection of natural areas, flora, wildlife and aquatic fauna, the rational usage of natural elements; foresight and pollution of the air, water and earth; and in general, each and every one of the provisions provided in the Ley General de Equilibrio Ecológico y Protección del Ambiente (General Law of Ecologic Equilibrium and Environmental Protection) and any other applicable to the subject matter of this paragraph.

m)
The CLIENT shall deliver to BANAMEX a letter of no debt and/or liquidation from General Electric Capital Corporation in a period no greater than 10 (ten) Business Days after having disposed of the credit, and to deliver to BANAMEX in a period no greater than 120 (one hundred twenty) Business Days the letter of release of the trust described in representation IV c)..

n)
The CLIENT shall cancel the guaranty trust in favor of General Electric Capital Corporation existing over the mortgage guaranty on industrial property owned by Parras Cone de México, in a maximum period of 120 (one hundred twenty) Business Days since the execution hereof.

o) The Client or any of the appearing parties agree not to take additional bank debt liabilities or debt without the prior written permission of BANAMEX.

p) Following the disposition of this credit and flow repatriation resulting from this operation, the CLIENT and / or appearing parties may not perform any transactions involving flows to the parent or any affiliate that is not accredited of BANAMEX, unless they are the product of its operation and are carried out under market conditions.

q) The CLIENT and the appearing parties, on a consolidated basis, shall maintain a (total) net worth no less than the one reported in December 2010 less flow repatriation for the parent (the purpose of the credit).

The financial information that the CLIENT is obligated to deliver to BANAMEX, shall be consolidated of the group in dollars under US GAAP. Calculations of financial indexes shall be made pursuant to the foregoing, in the understanding that, the calculation made at the close of any period that does not occur at the end of the fiscal year, shall take place subject to the basis of the financial statements certified by the main financial officer, or, as the case may be, by the CLIENT’s and subsidiaries’ CEO, and the calculation made at the close of any fiscal year shall be made based on the audited financial statements.

The parties agree that compliance by the CLIENT of the financial obligations assumed in terms of this clause shall commence from the quarter ending March 31, 2011

FOURTEENTH.- ADVANCED EXPIRATION EVENTS. If any of the following events takes place, BANAMEX may declare the period for payment of the credit to have expired in advance, in which case the CLIENT shall pay on demand without requiring protest, claim, notice, request, or any other notification of any nature, the unpaid principal some of the credit, the ordinary and arrears interests, as the case may be, costs and expenses and any other amounts due for the CLIENT to BANAMEX:
a)	If the CLIENT does not pay on a timely basis any of the payments of principal, interests, fees, costs or expenses, or any other amounts caused by virtue of this agreement.
b)
If the CLIENT cancels the checking account referred to in the Clause “Disposition of the Credit” and/or of “Place and Form of Payment”, and did not designate, previously and to BANAMEX’s satisfaction another to replace the same.

c)	If the CLIENT destines the resources of the credit to purposes other than those provided herein.
d)
If any representation made or information provided by the CLIENT to BANAMEX in connection with this agreement, is false or inaccurate in any aspect that under reasonable judgment of BANAMEX results material.

e)
If at any time and for any reason the CLIENT or any other person challenges the validity or enforceability of this agreement or of any other document related to the same, in the understanding that, pertaining to challenges by third parties, said challenge is not cured within the 45 (forty five) days following initiation thereof.

f)	If the CLIENT initiates any administrative or judicial procedure against BANAMEX and/or any other member of Grupo Financiero Banamex, S.A. de C.V. and/or of Citigroup Inc.
g)
If the CLIENT or any or the appearing parties breaches, or declares early termination of, any obligation in favor of BANAMEX and / or any other member of Grupo Financiero Banamex and / or Citigroup Inc.:

h)
If the CLIENT and/or any or the appearing parties breaches (i) the payment of any of its material debts with financial institutions and/or auxiliary organizations to credit, whether national or foreign, (ii) with any other term, covenant or condition contained in the agreement or instrument pertaining to such debts, if the effect of said breach is to advance the expiration of said debt, or (iii) with any agreement whether civil or commercial, executed with third persons, and that is relevant and material to maintain its transactions and/or its financial condition.

i)
If the CLIENT and/or any or the appearing parties breaches any law, regulation, rule and/or order applicable or definitive material judgment, including without limitation, the payment upon their expiry of all taxes, contribution and governmental material burdens imposed over any of them or over their goods, except in the event that a judicial or administrative remedy is filed and except said default does not adversely affect their financial situation or the operation of their businesses.

j)
If the CLIENT accepts in writing its incapacity of paying its debts, or generally assign its goods in benefit of creditors, i.e., brought forth by or against the CLIENT, any concurso mercantil or insolvency procedure.

k)
If a strike petition or any collective labor suit is promoted against the CLIENT and / or any of the appearing parties, and such procedure is not solved within 90 (ninety) days following the initiation thereof.

l)
If any authority or any person confiscates, expropriates or assumes the custody or the control of all or any important piece of the assets of the CLIENT and / or any of the appearing parties, or displaces the management of the CLIENT, or limits in a material and relevant manner its authority to operate its business.

m)	If a procedure to dissolve or liquidate the CLIENT and / or any of the appearing parties and such procedure is not solved within the 90 (ninety) days following the commencement thereof.
n)	If the CLIENT and / or any or the appearing parties is merged and /or spinned off and / or reduce their capital stock, without prior authorization of BANAMEX.

o)  If the CLIENT and / or any of the appearing parties sells, leases, subleases, lends, assigns, transfers or otherwise disposes of or transmits the possession, ownership, use or enjoyment of its fixed assets to a third party except for the sale of fixed assets carried out to replace obsolete assets that are to be renewed.

p) If the CLIENT or any of such witnesses constitutes any mortgage, pledge or encumbrance of any kind on its assets without prior consent of BANAMEX.
q) If the CLIENT makes payment of dividends or any other payment in respect of shares or partnership interest of its capital stock without prior written consent of BANAMEX.
r)	If the following entity International Textile Group, ceases to own (directly or indirectly) of the CLIENT’s capital stock.
s)
If any event or condition occurs that has or may have a significant material adverse effect in the operation of the businesses and/or financial condition of the CLIENT; and/or in the event that any judgment, requirement or order of any authority is issued against the CLIENT, with the above mentioned effects and is not cured within the 30 (thirty) days following the date it occurs.

t)
If the mortgage guaranties are not duly registered in first place and degree, before the corresponding Public Registry of Property and Commerce, in a term not superior to 120 (one hundred twenty) Business Days from the signature date of this agreement.

u)	In the event, a forfeiture procedure in terms of the Federal Law of Forfeiture is initiated, over the guarantees constituted herein in favor of BANAMEX.

FIFTEENTH.- BOND. To guarantee the prompt payment of all and each of the amounts that the CLIENT must pay to BANAMEX herein, as well as all and each of the expenses in which BANAMEX incurs to demand its rights herein, the GUARANTOR is hereby constituted as the joint GUARANTOR of the CLIENT, and in the event promissory notes need to be issued in order to evidence the credit provisions, it agrees to endorse such promissory notes.

The GUARANTOR hereby waives to order, discussion and division benefits established in the Federal Civil Code, and therefore, to any and all of their legal consequences.
Thus, the parties acknowledge that the expiration and prescription of the bond in the event BANAMEX do not judicially require the CLIENT for the non-compliance of the principal obligation during the following month the term expires, or at the moment the principal obligation is enforceable, the GUARANTOR request BANAMEX to judicially promote during the term of one month the fulfillment of the principal obligation and BANAMEX do not exercise its rights during such term, or in the event the suit begins in such or other event, ceases its promotuion without justified cause during three months.

The GUARANTOR hereby waives in an unconditional and express way to oppose or argue any payment exception in the amounts that the CLIENT shall pay to BANAMEX and which are not merely personal for the CLIENT.

The GUARANTOR hereby authorizes BANAMEX to grant the CLIENT any renewal or delay, without extinguishing the bond, as well as if it exists in the event that (i) this agreement is amended or new encumbrances or conditions are established, (ii) lack of improvement or release of the guaranty (guarantees) granted according with this Agreement, (iii) any lack of force or enforceability herein, or any other agreement or instrument related thereto, (iv) any compensation right which may demand or interpose the CLIENT, and (v) any other circumstance which may constitute other exception or release of the CLIENT.

This Bond will subsist at any moment and by any cause, if any amount that the CLIENT delivered to BANAMEX as payment of the debt amounts in terms of this agreement and/or the expenses in which BANAMEX incurs to enforce any of its rights pursuant to this agreement, shall be returned by BANAMEX by any cause, the above as if such payment has never been performed.

The GUARANTOR is conscious that in the event BANAMEX assigns, discounts or transfers the rights and obligations in its favor derived from this agreement, the Bond hereby constituted shall be enforced and bound to the GUARANTOR, before any successor, assignee or acquirer.
The GUARANTOR irrevocably authorizes BANAMEX to grant to the judicial and regulatory authorities and to the persons that such authorities appointed, information from the GUARANTOR, pursuant with the clause of “Information” herein, so the GUARANTOR hereby waives to exercise the legal action against BANAMEX, derived from the exercise of this authority.

The GUARANTOR irrevocably authorizes BANAMEX, to compensate all and each of the liquid and enforceable quantities of BANAMEX and in favor of the GUARANTOR, in the same terms established in the “Compensation” clause.

The GUARANTOR is bind to the fulfillment of all obligations assumed by the CLIENT in the “Special Obligations” clause, and additionally BANAMEX may declare the advanced termination of the term for the payment of the credit, if the GUARANTOR incurs in any conditions established in the “Advanced Termination Causes” clause, in the understanding that all references to the CLIENT provided in such clauses, will be understood as if such clauses were provided to the GUARANTOR as well. The above in the understanding that for purposes of the advanced termination cause, in the event the owners of the shares of the capital stock changed, Burlington Morelos, S.A. de C.V. will be consider as majority shareholder of the GUARANTOR.

SIXTEENTH.- INDUSTRIAL MORTGAGE. As guarantee of the fulfillment of all and each of the obligations derived herein, the MORTGAGE GUARANTOR OVER AN INDUSTRIAL UNIT constitutes and Industrial Mortgage in favor of BANAMEX, of the complete Industrial Unit that integrates the company Parras Cone de México, S.A. de C.V., pursuant to article 67 of the Law of Credit Institutions.

The mortgage will be extended, including but not limited, to: (i) the corresponding concession or authorization, in its case; (ii) any collection right in favor of the company; (iii) any fruit or pending future or present product; (iv) natural accessions of the company; (v) the future improvements and goods that will be part of the company; (vi) all material elements, real or personal property affected to the company’s exploitation, considered in its unit and attached hereto as an appendix; and (vii) the monies in cash corresponding to the ordinary exploitation, and credits in favor of the company, derived from its transactions.

The mortgage will guarantee all and each of the interests derived from the credit during all is term and until its total payment, which shall be duly recorded in the corresponding Public Registry (Registries) of Property and Commerce.

All and each of the mortgaged goods guarantee the total outstanding balance of credit, without being totally or in part released, until the moment the credit is totally paid in pursuant to this agreement, waiving the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT to the provisions established in article 2912 of the Federal Civil Code and the correlative articles of the State that such mortgage properties are located.

The MORTGAGE GUARANTOR shall comply with all obligations assumed by the CLIENT, and additionally BANAMEX may declare the early termination of the term for the payment of the credit, if the MORTGAGE GUARANTOR incurs in any conditions established in the “Advanced Termination Causes” clause, in the understanding that all references to the CLIENT provided in such clause, will be understood as if they were provided to the MORTGAGE GUARANTOR as well.

In order for the goods that constituted the Industrial Mortgage to be kept, the parties hereby appointed MR. _________DEPOSITARY of such goods. The DEPOSITARY shall be considered as a judicial depositary, binding to kept such goods while there are unpaid balances in favor of BANAMEX, in the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT’s domicile located at Carretera Parras Paila Km. 3.5, Col. Centro, C.P. 27980, Parras, Coahuila and Km. 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos, and not to dispose of such goods or encumber in any way, or grant its use or enjoyment to person other than the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT.

The DEPOSITARY accepts the position conferred, without any right of remuneration, stating that at the signature date of this agreement it receives at is sole satisfaction the possession of the goods subject of the guarantee. The DEPOSITARY is bind to allow BANAMEX or the persons appointed by it, the access at any moment, in order to perform inspections to the goods subject of the guarantee, as well as the delivery of such goods to BANAMEX, whenever it requires so.

BANAMEX may remove the DEPOSITARY in case of breach of any obligation of the DEBTOR, the DEPOSITARY, or of the MORTGAGE GUARANTOR.

The DEPOSITARY is bind that in case of its removal, will deliver, in the deposit place, within the 48 (forty eight) hours following its removal, all the goods and documents which have been at its custody derived from its position, to the new DEPOSITARY appointed by BANAMEX.

SEVENTEENTH.- MORTGAGE. As guarantee of the fulfillment of all the obligations derived from this agreement, the MORTGAGE GUARANTOR constitutes a mortgage in favor of BANAMEX, over the good(s) described in the Backgrounds __, __ of this agreement

The mortgage shall be extended to the natural accessory of the good(s), the improvements made by the owner in the referred good(s), to the personal goods permanently attached to the real state that may not be separated without damaging said real estate or without deterioration of the personal goods, to the new building(s) built over the mortgaged good(s) and to the new floors built over the mortgaged building(s), the products of the mortgaged good(s) as long as said products are produced before BANAMEX demands the payment of the owed amounts, the expired and unpaid leases when the fulfillment of the guaranteed obligations is demanded, as well as everything corresponding to the mortgaged good(s) in fact and in law, without any reserve or limitation, in accordance with articles 2896 and 2897 of the Federal Civil Code and its correlatives in the Civil Code for the state where this agreement is executed.

The mortgage guarantees each and every interests accrued from the credit for the totality of its term and until its complete payment, note shall be taken thereto in the corresponding Public Registry of Commerce.

Each and every mortgaged goods guarantee the unpaid amount of the credit, without them being totally or partially released, until the credit is completely paid pursuant to this agreement, the MORTGAGE GUARANTOR expressly waives its rights under article 2912 of the Federal Civil Code and the correlative articles in the state where the mortgaged real state is located.

The MORTGAGE GUARANTOR shall comply with all obligations assumed by the CLIENT, and additionally BANAMEX may declare the early termination of the term for the payment of the credit, if the MORTGAGE GUARANTOR incurs in any of the cases foreseen in the clause of "Advanced Termination Causes", on the understanding that all references made to the CLIENT in said clauses, shall be understood as if also made with respect to the MORTGAGE GUARANTOR.

EIGHTEEN.- INSURANCE. The CLIENT, the MORTGAGE GUARANTOR OVER INDUSTRIAL UNIT agree to hire either directly or indirectly and maintain in force until there is an unpaid amount from the credit, with an insurance company acceptable to BANAMEX:

DAMAGE INSURANCE, that in accordance with common and market standards in the place where the good(s) given as guarantee of this credit are located, that covers any risk that endangers the physical integrity of said good(s), including, but not limited to: fire, lighting, explosion, hurricane and stormy winds, flood, heavy sea, hail and snow, strike and popular disturbances aircrafts or objects fallen from them such as vehicles, smoke or soot, breaks or accidental filtrations of pipes or water supply systems, accidental discharges or water or vapor spillage, for obstruction of rain descent tracks, for hail accumulations, tree falling, satellite and radio dishes of non-commercial use, earthquake, volcanic eruption, damages or losses that as a consequence of their own explosion suffer: caldrons, equipment or any other container that is normally under pressure.

The risks covered by the insurance referred to in this clause, shall be subject to the insurance, requirements, the exclusions, deductibles, co-insurances and conditions established by the insurance company with which they are hired.
The DAMAGE INSURANCE policies, shall assign as first and irrevocable beneficiary BANAMEX, up to the unpaid amount of the credits at the time of the corresponding compensation payment. Additionally, the DAMAGE INSURANCE policy shall mention the mortgage constituted to guarantee the credit, pursuant with the terms of article 109 (one hundred and nine) of the Insurance Hiring Law. The insured amount for fire and additional coverage shall be adjusted on June 30th and December 31st of each year. In case a partial accident affects the mortgaged good(s), the MORTGAGE GUARANTOR is obligated to apply the corresponding compensation for its repair. The amounts received in its case by BANAMEX from the insurance company as a consequence of the corresponding insurance compensations, shall be applied to the anticipated payment of the credit account, without any discount penalty.

In case any risk covered by the abovementioned insurance is updated, the MORTGAGE GUARANTOR or in its case its successors shall immediately give written notice to BANAMEX, identifying in a reliable manner the accident, the respective credit and the claim reason, the insured party being obligated to notify the rest of its successors of the content of this clause. In order to make the insurance effective, the interested party shall additionally give BANAMEX, any other document required in connection with the corresponding accident.

In any event, cancellation of the insurance policy before the insurance company may only be requested with prior written consent of BANAMEX.

The CLIENT is severally obligated with the MORTGAGE GUARANTOR to pay the premium amounts derived from the hiring of the corresponding insurance policies.

The CLIENT shall deliver BANAMEX the corresponding insurance policies in a term that shall not be superior to 45 (forty five) natural days starting on the signature date of this agreement, and in its case, in connection with the renewal of said policies, the 30 (thirty) days shall begin starting on the maturity of the corresponding policy or its renewal, depending on each case.

In case the MORTGAGE GUARANTOR does not prove the hiring of the insurance or the corresponding premium payment, BANAMEX may, without being obligated, hire said insurance and/or pay the corresponding premium. In case BANAMEX, in spite of not being obligated to, covers the insurance premium amounts, the CLIENT and the MORTGAGE GUARANTOR shall be obligated to reimburse said amounts on demand.

NINETEENTH.- REPORTING AND RESTRICTION. Under the terms of Article 294 (two hundred ninety-four) of the General Law on Negotiable Instruments and Credit Operations, BANAMEX reserves the right at any time, to report this agreement and to restrict or report the period for disposal or the amount of the credit, or both at once, simply by written notice to the CLIENT.

The CLIENT for its part, is not entitled to report this contract, to restrict the amount or period of disposal of the credit.

TWENTIETH .- ASSIGNMENT AND DISCOUNT. The parties agree that only BANAMEX is authorized with prior written notice to the CLIENT to transmit, negotiate in any way or encumber the rights hereunder and / or the documents referred to in the clause "Documentary Evidence" and / or any other document related hereto, provided that such transfer, negotiation or encumbrance does not imply  a cost or additional burden to the CLIENT.

In the event BANAMEX obliges itself vis-a-vis the assignee, purchaser or creditor to monitor the fate of the credit or the compliance with the obligations of the CLIENT, the latter will have to give BANAMEX the necessary assistnace for carrying out the above purposes.

The parties agree that BANAMEX is authorized to transmit its obligations.

The CLIENT waives that in the event BANAMEX transmits, negotiates in any form or encumbers the rights and / or obligations hereof the interest referred to in the second paragraph of Article 299 (two hundred ninety-nine) of the General Law on Negotiable Instruments and Credit Operations shall be delivered or paid to the same.

With prior written notice to the CLIENT, the CLIENT may authorize BANAMEX so that in any case under this clause, even prior to the respective transfer or encumbrance it may give all the information that the new creditor or assignee requires with respect to the CLIENT.

TWENTY FIRST .- INFORMATION. The CLIENT acknowledges that BANAMEX is required by law to provide judicial and administrative (including regulatory) authorities and the individuals designated by them, information on their operations with their clients.

Additionally, with respect to information relating hereto and other related documents, the CLIENT irrevocably authorizes BANAMEX to:

a) Process the same through the data processing systems generally used by BANAMEX.

b) Disclose or provide the same to their affiliates or subsidiaries and their directors, officers, employees, auditors, service providers and representatives and the directors, officers, employees, auditors, service providers and representatives of the affiliates or subsidiaries as far as those individuals need to know the information required in connection with operations performed hereunder.

c) Without prejudice to the generality of subsection b) immediately preceding, disclose or provide  the same to companies that are part of the financial group that owns Banamex and foreign companies that are part of the corporate group that owns Banamex as far as those individuals need to know the information required in connection with operations performed hereunder. The latter applies  both for operations performed by these companies directly or indirectly connected herewith, and to the offer of the products they market.

d) Disclose the same to credit information companies and request from those companies CLIENT information in terms of the applicable law.

TWENTY SECOND .- COSTS AND EXPENSES. The CLIENT shall pay BANAMEX, on demand, with prior written notice sent BANAMEX for that purpose all costs and expenses reasonably incurred by BANAMEX in connection herewith and the performance hereof, and / or in connection with the documents related hereto.

In the event of default in payment of such costs and expenses, the CLIENT shall pay penalty interest, payable on demand, on the unpaid amount from the date BANAMEX make the respective payment request and until the day it is fully paid. Such interest shall be calculated at the past due interest rate and as provided in the clause "Interest Payment."

TWENTY-THIRD .- NOTICES. Except as otherwise provided herein, all notices shall be in writing and shall be duly made if personally delivered at the addresses indicated in this contract.

The parties designate the following addresses:

BANAMEX:                                Motolinia No. 1 Col. Centro, C.P. 62000, Cuernavaca, Morelos

EL CLIENTE:                                Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE SURETY:

PARRAS CONE DE MEXICO, S.A. DE C.V. Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

MANUFACTURA PARRAS CONE, S.A. DE C.V. Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

BURLINGTON YECAPIXTLA, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

SERVICIOS BURLMEX, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

CONE DENIM YECAPIXTLA, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

CASIMIRES BURLMEX, S.A. DE C.V. Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE MORTGAGE
GUARANTOR
ON INDUSTIAL
UNIT:               Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

THE MORTGAGE
GUARANTOR:               Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos.

THE DEPOSITORY:               Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

While each party does not notify the others of a change of address, the services of summons, notices and other judicial and extrajudicial measures shall be undertaken and shall be legally effective at the address specified herein.

TWENTY FOURTH .- APPLICABLE LAW. This contract shall be governed by and construed in accordance with corporate law applicable in the United Mexican States, and otherwise under the Federal Civil Code.

TWENTY-FIFTH.- JURISDICTION. For the resolution of any dispute arising herefrom, the parties submit to the jurisdiction of the courts of the Federal District, Mexico or the courts of the place in which this contract is signed, at the option of the plaintiff, specifically waiving to any other jurisdiction they may be entitled to for any reason.

BANAMEX

________________________________
Represented by:
Francisco Bustamante Urquijo

________________________________
Represented by:
Soledad García Trejo

Address: Motolinia No. 1 Col. Centro, C.P. 62000, Cuernavaca, Morelos

THE CLIENT
Burlington Morelos, S.A. de C.V.

_______________________________
Represented by:
José Manuel González Lagunas

Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE SURETY

Parras Cone de México, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas
Address: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

Manufactura Parras Cone, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas
Address: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila

THE SURETY

Burlington Yecapixtla, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

Servicios Burlmex, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas

Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE SURETY

Cone Denim Yecapixtla, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

Casimires Burlmex, S.A. de C.V.

________________________________
Represented by:
José Manuel González Lagunas
Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos

THE DEPOSITORY

José Manuel González Lagunas

____________________________
ON HIS OWN BEHALF.

Juan Eladio Bañuelos Hernández

____________________________
ON HIS OWN BEHALF

Address:  Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos.

THE MORTGAGE GUARANTOR ON INDUSTRIAL UNIT
Parras Cone de Mexico, S.A. de C.V.

_________________________________
Represented by:
José Manuel González Lagunas.

Address: Carretera Parras Paila Km 3.5, Col. Centro, C.P. 27980, Parras, Coahuila.

THE MORTGAGE GUARANTOR
Burlington Yecapixtla, S.A. de C.V.

_________________________________
Represented by:
José Manuel González Lagunas.

Address: Km 2.5 Yecapixtla Agua Hedionda S/N, C.P. 62820, Yecapixtla, Morelos.